Exhibit (p)(ii) under Form N-1A
                                              Exhibit 99 under Item 601/Reg. S-K



TWIN CAPITAL MANAGEMENT


ADVISER'S

CODE OF ETHICS


1.    STATEMENT OF GENERAL FIDUCIARY PRINCIPLES

      This Code of Ethics is based on the following principles:

(i) Access Persons owe a fiduciary duty to, among others, the clients ("Clients") of Twin Capital Management, Inc. ("Twin Capital") to conduct their personal transactions in Securities in a manner which neither interferes with their Clients' portfolio transactions nor otherwise takes unfair or inappropriate advantage of an Access Person's relationship to the Client's portfolio;

(ii) In complying with this fiduciary duty, Access Persons owe their Clients the highest duty of trust and fair dealing; and

(iii) Access Persons must, in all instances, place the interests of the Clients ahead of Access Person's own personal interests or the interests of others.

      Access Persons must adhere to these general fiduciary principles, as well as comply with the specific provisions of this Code. Technical compliance with the terms of this Code will not automatically insulate an Access Person from scrutiny in instances where the personal transactions in a Security undertaken by such Access Person show a pattern of abuse of such Access Person's fiduciary duty to the Clients or a failure to adhere to these general fiduciary principles.

2.    DEFINITIONS

     (a) "Adviser" means Twin Capital Management, Inc. ("Twin Capital").

     (b) "Clients" means the clients of Twin Capital Management, Inc. which includes clients for whom Twin Capital has discretion over their assets and other investment advisory and sub-advisory clients for whom Twin Capital does not have discretion but provides investment advice which those clients use in their investment process.

     (c) The "1940 Act" means the Investment Company Act of 1940, as amended.

     (d) "Security" shall have the meaning set forth in Section 2(a)(36) of the 1940 Act, and shall include equity and debt securities: options and warrants to purchase equity debt securities; shares of closed-end investment companies; and Related Securities. "Related Securities" are instruments and securities that are related to, but not the same as, a Security. For example, a Related Security may be convertible into a Security, or give its holder the right to purchase the Security. For purposes of reporting, "security" shall include futures contracts. "Security" shall not include: securities issued by the Government of the United States (including short term debt securities which are deemed United States Government securities pursuant to Section (a)(16) of the 1940 Act); bankers' acceptances; bank certificates of deposit; commercial paper; shares of registered open-end investment companies; securities which are not eligible for purchase or sale by a Fund; and such other instruments as may be determined by the Funds' Board of Trustees, from time to time.

     (e) "Advisory Person" means (i) any director, officer, or employee of the Advisor, who, in connection with such person's regular functions or duties, makes, participates in, or normally obtains information regarding the current purchases or sales of a Security for or by a Client, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to a Client who normally obtains information concerning current recommendations made to the Client with regard to the purchase or sale of a Security.

(f) "Access Person" means any Advisory Person, and all relatives living within the same household as such person.

(g)   "Investment Personnel" include:

(i) Access Persons with direct responsibility and authority to make investment decisions affecting a Client (such as portfolio managers);

     (ii) Access Persons who provide information and advice to portfolio managers (such as securities analysts); and

     (iii)Access Persons who assist in executing investment decisions for a Client (such as traders).

            As the context requires, "Investment Personnel" may refer to one or more Access Persons.

(h) A Security is "being considered for purchase or sale" when a recommendation to purchase or sell the Security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making a recommendation.

(i) "Beneficial ownership" shall be interpreted in the same manner as it would in determining whether a person is subject to provisions of
            Section 16 of the Securities Exchange Act of 1934, and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all Securities which an Access Person has or acquires. As a general matter, "beneficial ownership" will be attributed to an Access Person in all instances where the Access Person:

     (i) Possesses the ability to purchase or sell the Securities (or the ability to direct the disposition of the Securities);

     (ii) Possess voting power (including the power to vote or to direct the voting) over such Securities; or

     (iii) Receives any benefits substantially equivalent to those of ownership.

     (j) "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act.

     (k) "Purchase or sale of a Security" includes, INTER ALIA, the writing of an option to purchase or sell a Security.

(l) "Public Company" means any entity subject to the reporting requirements of the Securities Exchange Act of 1934.

3.    Exempted Transactions

      The prohibitions of Section 4 of this Code shall not apply to:

     (a) Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control.

     (b) Purchases or sales which are non-volitional on the part of the Access Person.

     (c) Purchases which are part of an automatic dividend reinvestment plan; or an automatic payroll deduction plan whereby an employee purchases securities issued by an employer.

     (d) Purchases effected upon the exercise of rights issued by an issuer PRO RATA to all holders of a class of its Securities, to the extent such rights were acquired from such issuer; and any sales of such rights so acquired.

4.    PROHIBITED TRANSACTIONS AND ACTIVITIES

     (a) No Access Person shall purchase or sell, directly or indirectly, any Security in which he or she has, or by reason of such transaction acquires, a direct or indirect beneficial ownership interest and which he or she knows, or should have known, at the time of such purchase or sale:

     (i)  is being considered for purchase or sale for or by a Client; or

     (ii) is being purchased or sold for or by a Client.

     (b) Inducing or causing a Client to take action, or to fail to take action, for the purpose of achieving a personal benefit, rather than to benefit the Client, is a violation of this Code. Examples would include causing a Client to purchase a Security owned by the Access Person for the purpose of supporting or driving up the price of the Security, and causing a Client to refrain from selling a Security in an attempt to protect the value of the Access Person's investment, such as an outstanding option.

     (c) Using knowledge of a Client's portfolio transactions to profit by the market effect of such transactions is a violation of this Code. One test which will be applied in determining whether this prohibition has been violated will be to review the Securities transactions of Access Person for patterns. However, it is important to note that a violation could result from a single transaction if the circumstances warrant a finding that the provisions of Section 1 of the Code have been violated.

     (d) All investment personnel are prohibited from acquiring any securities for their personal accounts in a private placement made by an issuer that is a public company.

     (e) All Access Persons are prohibited from executing a personal transaction in any Security on a day during which any portfolio of the Clients has a pending "buy" or "sell" order for that Security, until the Client's orders are either executed or withdrawn. All Investment Personnel are prohibited from purchasing or selling any Security within seven (7) calendar days before and after a Client purchases or sells the same Security. Transactions undertaken in violation of this prohibition will either be unwound, or any profits realized by an Access Person on any personal transactions in Securities within the proscribed (either undertaken while the Client has an open order, or within the proscribed 7-day "blackout" period) will be disgorged to an entity designated by the President of the Adviser and the Access Person will be subject to disciplinary action, as determined by the President of the Adviser.

     (f) All Investment Personnel are prohibited from receiving any gift, favor, preferential treatment, valuable consideration, or other thing of more than a DE MINIMIS value in any year from any person or entity from, to, or through whom the Clients' portfolios purchases or sells Securities, or from an issuer of Securities. For purposes if this limitation, "DE MINIMIS value" is equal to $50 or less.

     (g) All Investment Personnel are prohibited from serving on the board of directors of any Public Company.

5.    REPORTS TO THE PRESIDENT OF THE ADVISER

(a) Every Access person shall report to the President of the Adviser the information described in Section 5(c) of the Code with respect to transactions (other than those personal transactions in Securities exempted under Section 3 of this Code) in any Security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership.

(b) Every report shall be made not later than 10 calendar days after the end of the calendar quarter in which the transaction to which the report relates was effected; shall be dated and signed by the Access Person submitting the report; and shall contain the following information:

(i) the date of the transaction, the title and the number of shares, and the principal amount of each Security involved;

(ii) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition)

(iii) the price at which the transaction was effected; and

(iv) the name of the broker, dealer or bank through whom the transaction was effected; or

(v) if there were no personal transactions in Securities during the period, either a statement to that effect or the word "None" (or similar designation).

     (c) Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the Security to which the report relates.

     (d) Every Access Person is required to direct his or her broker to forward to the President of the Adviser on a timely basis, duplicate copies of confirmations of all personal transactions in Securities effected for any account in which such Access Person has any direct or indirect beneficial ownership interest, and periodic statements relating to any such account.

     (e) Any Access Person who receives any gift, favor, preferential treatment, valuable consideration or other thing of value of more than DE MINIMIS -- ------- value (as defined in 4(i) above) in any year from any person or entity that does business either with or on behalf of the Clients (including an issuer of Securities or any entity or person through whom the Clients' portfolios purchase or sell Securities) is required to report the receipt of such gift to the President of the Adviser. This reporting requirement shall not apply to:

(i)  salaries,  wages,  fees or other  compensation  paid,  or expenses  paid or
     reimbursed,   in  the  usual  scope  of  an  Access   Person's   employment
     responsibilities for the Access Person's employer;

(ii) the acceptance of meals, refreshments or entertainments of reasonable value in the course of a meeting or other occasion, the purpose of which is to hold bona fide business discussions;

(iii)the acceptance of advertising or promotional material of nominal value, such as pens, pencils, note pads, key chains, calendars and similar items;

(iv) the  acceptance  of  gifts,  meals,  refreshments,   or  entertainments  of
     reasonable value that are related to commonly recognized events or occasions, such as a promotion, new job, Christmas, or other recognized holiday; or

(v) the acceptance of awards, from an employer to an employee, for recognition of service and accomplishment.

(f) all Investment Personnel on an annual basis or upon request of the President of the Adviser shall furnish a list of all Securities held by such Investment Personnel or the members of his or her household. All Investment Personnel, upon commencement of employment, are required to disclose all personal Securities holdings.

              In addition, all Access Persons are required, on an annual basis, to certify to the President of the Adviser that they received, read, and understand the provisions of this Code, and that they recognize that they are subject to its provisions. Such certification shall also include a statement that the Access person has complied with the requirements of this Code and that the Access Person has disclosed or reported all personal transactions in Securities that are required to be disclosed or reported pursuant to the requirements of this Code.

6.    SANCTIONS

  Upon discovering a violation of this Code, the President of the Adviser, may impose such sanctions as deemed appropriate, including, INTER ALIA, a letter of censure or suspension, a fine, or termination of the employment of the violator. (In instances where the violation is committed by a member of the Access Person's household, any sanction will be imposed on the Access Person.) The filing of any false, incomplete or untimely reports, as required by Section 5 of this code, may (depending on the circumstances) be considered a violation of this Code.

                                   TWIN CAPITAL MANAGEMENT, INC.
                             POLICY RELATING TO TRADING OF SECURITIES
                                BY PERSONNEL OF INVESTMENT ADVISOR

CONFIDENTIALITY OF INSIDE INFORMATION

Personnel of Twin Capital Management, Inc., (The "Company") who come into possession of material non-public information concerning entities or otherwise in connection with our investment advisory services must safeguard the information and not intentionally or advertently communicate it to any person (including family members and friends) unless the person has a need to know the information for legitimate, Company-related reasons. Any of our personnel who improperly reveal material inside information to another person can be held liable under the antifraud provisions of the securities laws (primarily Section 10(b) of the Securities Exchange Act or 1934 ("1934 Act") and Rule 10b-5) for the trading activities of his "tippee" and any other person to whom the tippee shares the information.

      Consistent with the foregoing, personnel should be discreet with inside information and not discuss it in public places where it can be overheard such as elevators, restaurants, taxis and airplanes. Such information should be divulged only to persons having a need to know it in order to carry out their job responsibilities. To avoid even the appearance of impropriety, personnel should refrain from providing advice or making recommendations regarding the purchase or sale of any securities other than directly to our customers and then not if the person has inside information concerning the investment.

      TRANSACTIONS BY FAMILY MEMBERS. The same restrictions apply to your family members and others living in your household. Employees and advisory representatives are expected to be responsible for the compliance of their immediate family and personal household.

      TIPPING INFORMATION TO OTHERS. Whether the information is proprietary information about our Company or any of the investments we are following, or information that could have an impact on stock prices, employees and advisory representatives must not pass the information on to others. The above penalties apply, whether or not you derive any benefit from another's actions. In fact, the SEC imposed a $470,000 penalty on a tipper even though he did not profit from his tippee's trading.

      WHEN INFORMATION IS PUBLIC. As you can appreciate, it is also improper for any of our personnel or advisor representatives to enter trades when they have such inside information. Because the investing public should be afforded the time to receive any information and act upon it, as a general rule you should not engage in any transactions until the third business day after information which was inside information has been released to the public.

PROHIBITION OF INSIDER TRADING

      The antifraud provisions of the federal securities laws generally prohibit persons who have a duty not to disclose material non-public information from trading securities on the basis of such information. In addition, the antifraud provisions prohibit fraudulent, manipulative, or deceptive trading practices. Persons who violate these prohibitions are subject to potential civil damages and criminal penalties. The civil damages can consist of disgorgement of any illicit profits and a fine of up to three times the profit gained or loss avoided. The criminal penalties can be as much as $1 million and 10 years imprisonment per violation.

      MATERIALITY. Information is deemed material if it would deemed important by a reasonable investor in deciding whether to buy, sell, or refrain from any activity regarding the investment. Information would also be material if it were likely to have a significant impact on the market price of the investments' securities. By way of example, the following information, in most circumstances, would be deemed material:

      (i)   annual or quarterly financial results;

      (ii)  a significant change in earnings or earnings projections;

      (iii) unusual gains or losses in major operations;

      (iv) negotiations and agreements regarding significant acquisitions, divestitures, or business combinations;

      (v)   a significant increase or decrease in dividends on stock; and

      (vi)  major management changes.

      The materiality of particular information is subject to assessment on a regular basis. For example, the information may become stale because of the passage of time or subsequent events may supersede it. But so long as the information remains material and non-public, it must be maintained in strict confidence and not used for trading purposes.

      TRADING AFTER INFORMATION BECOMES PUBLIC. When material information has been publicly disclosed, any person in possession of the information who has a duty not to disclose it should not begin trading the securities until the information has been adequately disseminated to the public and investors have been able to evaluate it. Generally, information regarding relatively simple matters, such as earnings results, will be deemed to have been adequately disseminated and absorbed by the marketplace 36 to 48 hours after its release. When more complex matters, such as a prospective major acquisitions or dispositions, are announced, it may be necessary to allow additional time for the information to be digested by investors. In such circumstances, personnel desiring to trade in that company's securities should consult with counsel regarding a suitable waiting period before trading.

PREVENTION OF INSIDER TRADING

     SECTION 21A(9)(B) OF THE 1934 ACT PROVIDES THE SEC WITH THE AUTHORITY TO BRING A CIVIL ACTION AGAINST ANY "CONTROLLING PERSON" WHO KNOWS OF, OR RECKLESSLY

     DISREGARDS, A LIKELY INSIDER TRADING VIOLATION BY A PERSON UNDER HIS CONTROL AND FAILS TO TAKE APPROPRIATE STEPS TO PREVENT THE VIOLATION FROM OCCURRING. A SUCCESSFUL ACTION BY THE SEC UNDER THIS PROVISION CAN RESULT IN A CIVIL FINE EQUAL TO THE GREATER OF $1 MILLION OR THREE TIMES THE PROFIT GAINED OR LOSS AVOIDED.

      The Company, its directors and officers and some managerial personnel and significant stockholders, could be deemed controlling persons subject to potential liability under Section 21A(9)(b). Accordingly, it is incumbent on all supervisory personnel to maintain an awareness of possible insider trading violations by persons under their control and to take measures where appropriate to prevent such violations. In the event personnel becomes aware of the possibility of such a violation, he or she should immediately contact Counsel. Alan Z. Lefkowitz, Esquire, Kabala & Geeseman, The Waterfront, 200 First Avenue, Pittsburgh, PA 15222, (412)391-1334.

COMPANY ASSISTANCE

     ANY PERSON WHO HAS ANY QUESTIONS  ABOUT  SPECIFIC  TRANSACTIONS  MAY OBTAIN
ADDITIONAL  GUIDANCE FROM ALAN Z. LEFKOWICZ,  COUNSEL.  REMEMBER,  HOWEVER,  THE
ULTIMATE RESPONSIBILITY FOR ADHERING TO THE POLICY STATEMENT AND AVOIDING IMPROPER TRANSACTIONS RESTS WITH YOU. IN THIS REGARD, IT IS IMPERATIVE THAT YOU USE YOUR BEST JUDGMENT.